EXHIBIT 99.1



      REALTY INCOME OBTAINS INCREASE IN ACQUISITION CREDIT
                    FACILITY TO $130 MILLION

ESCONDIDO, CALIFORNIA, December 5, 1995...Realty Income Corporation (NYSE: O) announced today it has obtained several modifications to its existing unsecured acquisition credit facility including an increase in funds available to $130 million from $100 million, a reduction in the initial interest rate to LIBOR + 1.25% from LIBOR + 1.375%, and an extension of the line to November 27, 1998 from November 29, 1997. The modifications to the facility are effective December 4, 1995 and the entire $130 million capacity of the facility is currently available to the company for the acquisition of additional net leased retail properties.

"In addition to lower financing costs, the increased capacity on the line will allow us to aggressively pursue additional property acquisitions during 1996," said Tom Lewis, Vice Chairman of Realty Income. "We are gratified by the ardent support of our banking group for this important credit facility."

Lead agent for Realty Income's acquisition credit facility is The
Bank of New York, which is joined by Bank Hapaolim, B.M.;
Dresdner Bank, A.G. Los Angeles Agency;  First Interstate Bank;
Sanwa Bank California; and Signet Bank Virginia as participants.

Realty Income is a fully integrated, self-managed and self-administered real estate investment trust that owns and actively manages a portfolio of 676 properties in 42 states. The company provides expansion capital to major retail chain store operators by acquiring, then leasing back, their store locations.

NOTE TO EDITORS:
================

Realty Income press releases are available at no charge through PR Newswire's Company News On Call fax service. For a menu of available Realty Income press releases or to retrieve a specific release, call 800-758-5804, ext. 746650, or
http://www.prnewswire.com on the Internet.

                                                     Page 5 of 11